Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mark H. Burroughs
July 31, 2008	(732) 542-2800
NASDAQ Symbol: OSTE
OSTEOTECH REPORTS 2008 SECOND QUARTER
DILUTED EARNINGS PER SHARE OF $.10 ON REVENUES OF $27.6 MILLION
Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, reported today that net income for the three months ended June 30, 2008 was $1.7 million, or $.10 diluted earnings per share compared to net income of $.9 million, or $.05 diluted earnings per share, for the second quarter of 2007. Revenue for the three months ended June 30, 2008 increased 4% to $27.6 million from $26.5 million for the same period in the prior year. Gross margin was 53% and 48% in the second quarter of 2008 and 2007, respectively. Net income for the three months ended June 30, 2008 included $1.0 million associated with the settlement of certain litigation.
Net income for the six months ended June 30, 2008 was $2.6 million, or $.14 diluted earnings per share, compared to net income of $.2 million, or $.01 diluted earning per share, for the same period in the prior year. Revenue for the six months ended June 30, 2008 increased 7% to $55.2 million from $51.7 million for the six months ended June 30, 2007. Gross margin was 52% for the first half of 2008 compared to 49% for the first half of 2007. Net income for the first half of 2007 was negatively impacted by first quarter costs of $1.1 million related to the settlement of certain litigation.
Sam Owusu-Akyaw, Osteotech’s President and Chief Executive Officer, stated, “Our financial performance continues to demonstrate our ability to effectively manage the business. The key initiative for 2008 is distribution effectiveness. The international sales team is taking shape and the domestic sales initiatives, including the focus on master sales agencies, are moving forward.”
Mr. Owusu-Akyaw will host a conference call on July 31, 2008 at 9:00 a.m. Eastern Time to discuss second quarter results. You are invited to listen to the conference call by dialing 706-643-1624. The conference will also be simultaneously webcast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call, through midnight, Thursday, August 14, 2008, by dialing 706-645-9291 and indicating access code 52377240.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing OsteoBiologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of July 31, 2008 and the Company does not intend to update this information.
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OSTEOTECH, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Revenue	$27,553	$26,470	$55,184	$51,687

Cost of revenue	13,051	13,680	26,440	26,580

Gross profit	14,502	12,790	28,744	25,107

Marketing, selling and general and administrative expenses	11,323	10,434	23,003	22,124
Research and development expenses	1,774	1,281	3,534	2,445

	13,097	11,715	26,537	24,569

Operating income	1,405	1,075	2,207	538

Interest expense, net	(274)	(152)	(486)	(302)
Other	945	(114)	1,223	22

Income before income taxes	2,076	809	2,944	258
Income tax provision (benefit)	330	(46)	390	51

Net Income	$1,746	$855	$2,554	$207

Earnings per share:
Basic	$.10	$.05	$.14	$.01
Diluted	$.10	$.05	$.14	$.01
Shares used in computing earnings per share:
Basic	17,771,799	17,466,368	17,744,656	17,442,969
Diluted	17,919,695	18,009,774	17,904,128	17,912,380
CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)

	Three Months		Six Month
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

DBM	$16,575	$16,161	$33,541	$31,643
Hybrid/Synthetic	727	408	1,371	641
Traditional Tissue	5,250	4,558	10,360	9,169
Spinal Allografts	2,286	3,221	4,536	6,009
Client Services	2,397	1,944	4,821	3,872
Other Product Lines	318	178	555	353

Revenue	$27,553	$26,470	$55,184	$51,687

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OSTEOTECH, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	June 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$19,128	$22,777
Accounts receivable, net	23,177	19,353
Deferred processing costs	29,985	30,850
Inventories	1,314	1,171
Prepaid expenses and other current assets	3,971	3,957

Total current assets	77,575	78,108
Property, plant and equipment, net	35,340	34,508
Other assets	12,291	7,735

	$125,206	$120,351

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$20,554	$19,364
Current maturities of capital lease obligation	850	807

Total current liabilities	21,404	20,171
Capital lease obligation	13,634	14,069
Other liabilities	7,137	7,083

Total liabilities	42,175	41,323
Stockholders’ equity	83,031	79,028

	$125,206	$120,351

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